Exhibit 10.11

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement ("Agreement") is entered into as of July 31, 2017 ("Restated Agreement Effective Date"), by and between Albert Einstein College of Medicine, Inc., a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 as successor-in-interest to Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, ("Licensor") and Cue Biopharma Inc., formerly known as Imagen Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at do MDB Capital Group LLC, 401 Wilshire Blvd, Suite 1020, Santa Monica, California 90401 ("Licensee").

Statement

Licensor is the owner of certain patent rights naming Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich, Rodolfo J. Chaparro, Sarah C. Garrett-Thomson, Scott J. Garfoth and James D. Love ("the Investigators") as inventors, which relate to methods for high throughput receptor-ligand identification, a cellular platform for rapid and comprehensive T-cell immunomonitoring and SYNTAC Fc fusion constructs and uses thereof.

Licensor is also the owner of certain know-how relating to synapse for targeted T-cell activation (synTac) molecules, receptor ligand identification, and platforms for T-cell immunomonitoring. Licensee wishes to acquire an exclusive license in the Field (as defined below) from Licensor with respect to the aforementioned patent rights and know-how.

Licensee and Licensor are parties to a License Agreement effective January 14, 2015, as amended pursuant to Amendment No. 1 to the License Agreement, effective June 2, 2015 and pursuant to a Second Amendment Agreement effective April 19, 2016 (collectively, the "Original License"). Licensee and Licensor now desire to amend and restate the Original License to modify certain terms, including adding a license to sell Know-How Products and MHC Class Il Products, as hereinafter defined

NOW, THEREFORE, in consideration of the promises and mutual covenants, conditions and limitations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

1.	Definitions

1.01	“Field” means any and all uses under the Agreement Patents and Know-How.

1.02	“Agreement Patents” means the patent applications listed on Appendix A, together with any and all patents and patent applications which issue from or are based on such patent applications and from any and all divisionals, continuations, continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application) and foreign counterparts of such patent applications, and any and all reissues, renewals and extensions or the like of such patent applications and any and all U.S. and foreign patents which are based on such patent applications. Appendix A shall be updated from time-to-time by the parties.

1.03	“Original Effective Date” shall mean January 14, 2015.

1.04	Licensed Product” means any product, process or service in the Field, the development, manufacture, use, provision, sale or import of which is covered by a Valid Claim in an Agreement Patent in the country of manufacture and/or sale.

1.05	“Know-How” means technology received by Licensee from Licensor relating to synapse for targeted T-cell activation (synTac) molecules, receptor ligand identification, or platforms for T-cell immunomonitoring.

1.06	“Know-How Product” means any product or service (or component thereof), other than a Licensed Product or an MHC Class II Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Know-How. For clarity, a product or service (or component thereof) that includes polypeptides of the major histocompatibility complex Class II grouping but is not a MHC Class II Product, will be considered a Know-How Product if the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Know-How.

1.07	“MHC Class II Products” means any Licensed Product that includes polypeptides of the major histocompatibility complex Class II grouping.

1.08	“Net Sales” means the total consideration, in any form, received as consideration for the sale, lease, provision or other disposition of Licensed Products, Know-How Products and/or MHC Class II Products by Licensee and/or Affiliates to an independent third party ("Total Consideration"), less:

(a)	customary trade and quantity discounts actually allowed, refunds, returns and recalls; and,

(b)	when included in gross sales, customary freight, insurance, storage, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on incomes derived from such sales.

With respect to consideration received by Licensee and Affiliates, the total deductions referenced in Sub-sections (a) and (b) of this Section 1.04 shall not exceed [***] of the Total Consideration for Licensed Products, Know-How Products and MHC Class II Products in any calendar quarter.

If Licensee and/or Affiliates intend to accept from independent third parties any non-cash consideration as Net Sales or intend to provide Licensed Product, Know-How Products and/or MHC Class lI Products at no charge, Licensee must first notify Licensor in writing in reasonable detail. If the parties can not agree on the present day value of such non-cash consideration, then the parties will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Net Sales in place of the non-cash consideration. The cost of the independent third party will be paid by Licensee.

In the event that, during a particular calendar quarter, a Licensed Product, Know-How Product or MHC Class II Product is sold in combination with one or more other products, whether or not such other products are packaged or otherwise physically combined with such Licensed Product, Know-How Product or MHC Class II Product for a single price (a "Combination Product"), Net Sales from sales of a Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction AI(A+B), where A is the average per unit sales price for such calendar quarter of the Licensed Product, Know-How Product or MHC Class it Product sold separately in the country of sale and B is the average per unit sales price for such calendar quarter of the other product(s) sold separately in the country of sale. In the event that no separate sales are made of the Licensed Product, Know-How Product or MHC Class II Product on the one hand, and/or the other product(s) in the country of sale on the other hand, separate sale prices in commensurate countries may be used instead. In the event that no separate sales are made of the Licensed Product, Know-How Product or MHC Class II Product on the one hand, and/or the other product(s) on the other, Net Sales from sales of a Combination Product, for purposes of determining royalty payments on such Combination Products, shall be calculated using the entire Net Sales of such Combination Products.

1.09	“Net Proceeds” shall mean, subject to the exception discussed in sub-section (a) below, the total consideration in any form received by Licensee from a Sublicensee or optionee in connection with the grant to said Sublicensee or optionee of rights under Agreements Patents and/or Know-How. Net Proceeds includes, without limitation, license signing fees, maintenance fees, milestone and minimum payments (whether or not such fees and payments are creditable against future royalties to be paid to Licensee), and just that portion of the funds received for equity purchases of Licensee which exceeds the fair market value of the equity based on the most recent sales price of Licensee’s equity securities (or if Licensee is a public company at such time, the average closing price of the immediately preceding 5 trading days) exclusive of transactions covered by Licensee’s equity incentive plans.

(a)	Net Proceeds does not include royalties based on Sublicensee Net Sales, and Contract Research.

If Licensee intends to accept from a Sublicensee or optionee any non-cash consideration as Net Proceeds, Licensee must first notify Licensor in writing in reasonable detail. Licensor shall be deemed to have accepted the transaction unless Licensor notifies Licensee in writing of Licensor’s objection in reasonable detail within 5 business days of receipt of Licensee’s written notice. if the parties can not agree on the present day value of such non-cash consideration, then the parties will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Net Proceeds in place of the non-cash consideration. The cost of the independent third party will be paid by Licensee.

1.10	“Contract Research” shall mean those funds received by Licensee from a Sublicensee in connection with the grant to said Sublicensee of rights under Agreement Patents and/or Know-How, which funds are actually used to pay for research and/or development by Licensee relating directly to Licensed Products, Know-How Products and/or MHC Class II Products, which work is to be performed by or for Licensee after the date of the sublicense agreement and with results to be reported to Licensor and licensed to Sublicensee and which is to be performed at a total cost that does not exceed Licensee’s direct costs. Notwithstanding the foregoing, Contract Research funds received from a Sublicensee which are in excess of [***] of the total consideration received by Licensee from that Sublicensee in connection with the grant to said Sublicensee of rights under Agreement Patents and/or Know-How in any twelve month period beginning [***] after the Restated Agreement Effective Date shall be excluded from the definition of Contract Research and included in the definition of Net Proceeds, unless otherwise approved at the time of execution of the relevant sublicense by Licensor.

1.11	“Sublicensee Net Sales” means the total consideration, in any form, received as consideration for the sale, lease, provision or other disposition of Licensed Products, Know-How Products and/or MHC Class II Products by a Sublicensee to an independent third party ("Sublicensee Total Consideration"), less:

(a)	customary trade and quantity discounts actually allowed, refunds, returns and recalls; and,

(b)	when included in gross sales, customary freight, insurance, storage, shipping, duties, and sales, V.A.T. and/or use taxes based on sales prices, but not including taxes when assessed on incomes derived from such sales.

With respect to consideration received by Sublicensee, the total deductions referenced in Sub-sections (a) and (b) of this Section 1.11 shall not exceed [***] of the Sublicensee Total Consideration for Licensed Products, Know-How Products and MHC Class II Products in any calendar quarter.

If a Sublicensee intends to accept from independent third parties any non-cash consideration as Sublicensee Net Sales or intends to provide Licensed Product, Know-How Products and/or MHC Class II Products at no charge, Licensee must first notify Licensor in writing in reasonable detail. If Licensee and Licensor can not agree on the present day value of such non-cash consideration, then Licensee and Licensor will appoint an independent third party to determine the present day value of such consideration and that value shall be added to Sublicensee Net Sales in place of the non-cash consideration. The cost of the independent third party will be paid by Licensee.

In the event that, during a particular calendar quarter, a Licensed Product, Know-How Product or MHC Class II Product is sold in combination with one or more other products, whether or not such other products are packaged or otherwise physically combined with such Licensed Product, Know-How Product or MHC Class II Product for a single price (a "Sublicensee Combination Product"), Sublicensee Net Sales from sales of a Sublicensee Combination Product, for purposes of calculating royalties due under this Agreement, shall be calculated by multiplying the Sublicensee Net Sales of the Sublicensee Combination Product by the fraction A/(A+B), where A is the average per unit sales price for such calendar quarter of the Licensed Product, Know-How Product or MHC Class II Product sold separately in the country of sale and B is the average per unit sales price for such calendar quarter of the other product(s) sold separately in the country of sale. In the event that no separate sales are made of the Licensed Product, Know-How Product or MHC Class II Product on the one hand, and/or the other product(s) in the country of sale on the other hand, separate sale prices in commensurate countries may be used instead. In the event that no separate sales are made of the Licensed Product, Know-How Product or MHC Class II Product on the one hand, and/or the other product(s) on the other, Sublicensee Net Sales from sales of a Sublicensee Combination Product, for purposes of determining royalty payments on such Sublicensee Combination Products, shall be calculated using the entire Sublicensee Net Sales of such Sublicensee Combination Products.

1.12	“Affiliate” means any entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with Licensee. For the purposes of this definition, control shall mean the direct or indirect ownership of at least Fifty Percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest.

1.13	“Sublicensee” shall mean any non Affiliate third party to whom Licensee has granted the right to make and sell (or otherwise dispose of) Licensed Products and/or Know-How Products and/or MHC Class II Products.

1.14	“Confidential Information” means any information designated as such in writing by the disclosing party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such confidential or proprietary materials or information are disclosed by the disclosing party to the recipient. Notwithstanding the foregoing, information or materials which are orally or visually disclosed to the recipient by the disclosing party, or are disclosed in a writing or other tangible form without an appropriate letter, proprietary stamp or legend, shall constitute Confidential Information if the disclosing party, within ten (10) days after such disclosure, delivers to the recipient a written or electronic document or documents describing such information or materials and referencing the place and date of such oral, visual, written or other tangible disclosure.

1.15	“Valid Claim” means (i) a claim of a pending patent application included within the Agreement Patents that continues to be prosecuted in good faith for a period of not more than [***] from the date of filing of the national application including such claim and/or (ii) a claim of an issued and unexpired patent included within the Agreement Patents which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.16	“Fully-Diluted, as Converted Basis” shall mean the total number of shares of Licensee's capital stock calculated to include (1) all issued and outstanding shares of Common Stock, excluding treasury shares, (2) all shares of Common Stock issuable upon the conversion or exchange of Licensee's debt or equity securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”), (3) all shares of Common Stock issuable upon the exercise of all then outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, whether or not then exercisable or convertible, and (4) to the extent the number of securities reserved for future issuance (the “Share Reserve”) pursuant to any Licensee equity incentive plan, stock option or similar plan in effect at the time of calculation exceeds [***] of the issued and outstanding shares of Common Stock, the amount of such excess shall be assumed issued and granted and included in such calculation.

1.17	“Funding Threshold” shall mean that Licensee has received total net proceeds of an aggregate of [***] in cash in consideration for the sale of shares of Licensee’s capital stock or Convertible Securities pursuant to bona fide financing(s) in a transaction or series of related transactions.

1.18	“Liquidity Event” shall mean the first to occur of either (i) a public offering registered under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), or any other transaction or series of transactions in which Licensee or an entity into which Licensee merges, or an Affiliate thereof, becomes or is a public reporting company, or the wholly-owned subsidiary of a public reporting company, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act), or becomes a listed company on a non-U.S. exchange, or the wholly-owned subsidiary of a listed company on a non-U.S. exchange (a “Going Public Event”), or (ii) any of the following in a single transaction or series of related transactions: (a) a merger, consolidation, reorganization, transfer of Licensee securities, or similar transaction, in which the stockholders of Licensee immediately prior to such transaction possess less than a majority of the voting power of Licensee or any successor entity’s issued and outstanding capital stock immediately after such transaction; or (b) a disposition to one or more persons who are not Affiliates of Licensee of all or substantially all of (y) Licensee’s assets determined on a consolidated basis or (z) Licensee’s business to which the License Agreement relates.

1.19	“Competing Product” shall mean a product that (i) is sold in a country where there is a Valid Claim, but is not covered by a Valid Claim, (ii) is a molecule that couples an antigen for targeted T-cell activation or attenuation, and at least one co-stimulatory ligand for activating or attenuating a T-cell response, (iii) binds to the same molecular target(s) as a Licensed Product, and (iv) has been approved by the applicable regulatory authority and is being sold in such country by a third party for use at least one of the same indications as a Licensed Product.

1.20	“Sublicensee Product” shall mean a Licensed Product, Know-How Product and/or MHC Class II Product sold by a Sublicensee.

2.	Licensor’s Agreements With U.S. Government

2.01	Licensor, through its Investigators, has and will perform research sponsored in part by the United States Government and related to the Field. As a result of this government sponsorship of the aforementioned research, the United States Government retains certain rights in such research as set forth in 35 U.S.C. §200 et. seq. and applicable regulations.

2.02	The continuance of such government sponsored research by Licensor and its Investigators during the term of this Agreement will not constitute a breach of this Agreement. All rights reserved to the U.S. Government under 35 U.S.C. §200 et. seq. and applicable regulations shall remain so reserved and shall in no way be affected by this Agreement. Licensor and its Investigators are not obligated under this Agreement to take any action which would conflict in any respect with their past, current or future obligations to the U.S. Government as to work already performed and to be performed in the future.

3.	Agreement Patents

3.01	Licensor confirms that on the Original Effective Date, Licensee reimbursed Licensor for all costs incurred prior to the Original Effective Date in connection with the preparation, filing, prosecution and maintenance of the Agreement Patents, which totaled [***]. Amounts paid by Licensee pursuant to this paragraph are non-refundable and not creditable against any other payment due to Licensor.

3.02	Licensee and Licensor executed a joint representation engagement letter (“Engagement Letter”) dated March 5, 2015 with Amster, Rothstein & Ebenstein LLP, copy attached as Appendix B.

3.03	As of and after the Original Effective Date, Licensee will pay the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of the Agreement Patents (as well as the cost of preparing, filing, prosecuting, maintaining and resisting challenges to the validity of corresponding applications in at least the United States, Europe (an EPO filing designating all member countries), Canada, Japan and Australia). As part of this obligation, Licensee will pay the cost of applying for an extension of the term of any patent included within Agreement Patents, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts. Licensee will pay the cost of defending and/or prosecuting any interference, reexamination, reissue, opposition, cancellation and nullity proceedings involving Agreement Patents. In the event that Licensee elects not to pay to maintain, defend or prosecute any patent or patent application within the Agreement Patents, Licensee shall give Licensor thirty (30) days prior written notice of such election. Any patents or patent applications so elected shall at the end of the notice period cease to be considered Agreement Patents, and Licensor shall then be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties. For purposes of this Agreement, “Developing Countries” shall mean low and lower middle income countries as defined by the World Bank from time to time during the term of this Agreement. Licensee agrees that any pharmaceutical product sold by Licensee and/or its Sublicensees in Developing Countries, other than India, China and Brazil, shall be sold at a price equal to its cost to manufacture, distribute and/or sell the pharmaceutical product, excluding research and development costs associated with developing the pharmaceutical product and obtaining regulatory approvals, plus [***].

3.04	Amounts paid by Licensee pursuant to Sections 3.01 and 3.03 will be non-refundable and not creditable against any other payment due to Licensor.

4.	License Grant

4.01	Subject to Section 2, Licensor hereby grants to Licensee and Affiliates a worldwide, exclusive license, with the right by Licensee only to grant sublicenses to unaffiliated third parties, under Licensor's rights in the Agreement Patents and Know-How to import, make, have made, use, provide, offer to sell, and sell products, processes and services in the Field, namely, Licensed Products, Know-How Products and MHC Class II Products. The terms of any sublicense agreement shall not contradict the terms of this Agreement and shall include (at least) the following provisions: prohibiting any use of Licensor's name (consistent with Section 9.01), requiring indemnification of Licensor (consistent with Section 12.04), and requiring appropriate insurance (consistent with Section 12.10), and disclaiming any warranties or representations by Licensor (consistent with Sections 12.05 and 12.06). Licensee shall provide Licensor with a full, unredacted and complete copy of any executed sublicense or amendment within thirty (30) days of execution thereof by Licensee. Licensee may designate any such sublicense or amendment, in whole or in part, as Confidential Information.

4.02	Notwithstanding the exclusive rights granted to Licensee pursuant to Section 4.01, Licensor shall retain the right to make, use and practice, but not the right to license to third parties, Agreement Patents and Know-How in its own laboratories for research purposes. Licensor shall also retain the right to make, use, and practice the inventions described in [***]. Further, Licensor shall have the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under Agreement Patents and Know-How, solely for non-commercial scientific and research purposes.

4.03	Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in Section 4.01 hereof. The license granted herein shall apply to the Licensee and Affiliates except that Affiliates shall not have the right to grant sublicenses. If any Affiliate exercises rights under this Agreement, Licensee will promptly notify Licensor in writing, and such Affiliate shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between Licensor and the Affiliate. In addition, Licensee shall remain fully liable to Licensor for all acts and obligations of Affiliates such that acts of Affiliates shall be considered the acts of Licensee.

5.	Confidentiality

5.01	Nothing herein contained shall preclude Licensor from making required reports or disclosures to the NIH or to any other philanthropic or governmental funding organization, provided, however, that no Confidential Information of Licensee is disclosed in the process.

5.02	Licensee will retain in confidence Confidential Information of Licensor and Licensee will not disclose any such Confidential Information to any third party without the prior written consent of Licensor, except that Licensee shall have the right to disclose such information to any third party for commercial or research and development purposes under written terms of confidentiality and non-disclosure which are commercially reasonable. These obligations of confidentiality are for a period ending five (5) years after termination or expiration of this Agreement, provided, however, that such obligations shall not apply to any such information which:

(a)	was known to Licensee or generally known to the public prior to its disclosure hereunder as evidenced by written record; or

(b)	subsequently becomes known to the public by some means other than a breach of this Agreement; or

(c)	is subsequently disclosed to Licensee by a third party having a lawful right to make such disclosure; or

(d)	is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided Licensor is given a fair opportunity to defend against such disclosure, and if disclosure is required, only discloses that portion of the Confidential Information as is required; or

(e)	is independently developed by Licensee as evidenced by Licensee's written records without reference to Licensor's Confidential Information.

5.03	Licensor will retain in confidence Confidential Information of Licensee and Licensor will not disclose any such Licensee Confidential Information to any third party without the prior written consent of Licensee for a period ending five (5) years after termination or expiration of this Agreement, provided however, that such obligations shall not apply to any such information which:

(a)	was known to Licensor or generally known to the public prior to its disclosure hereunder as evidenced by written record; or

(b)	subsequently becomes known to the public by some means other than a breach of this Agreement; or

(c)	is subsequently disclosed to Licensor by a third party having a lawful right to make such disclosure; or

(d)	is required to be disclosed by regulation, law or court order to the most limited extent necessary to comply therewith, provided Licensee is given a fair opportunity to defend against such disclosure, and if disclosure is required, only discloses that portion of the Confidential Information as is required; or

(e)	is independently developed by Licensor as evidenced by Licensors written records without reference to Licensee’s Confidential Information.

6.	Royalties and Payments

6.01	Licensee shall make the following payments to Licensor:

(a)	Licensee will pay to Licensor:

(i)	[***] of Net Sales on Licensed Products, provided, however, that this rate shall be reduced by [***] on a country-by-country basis, if a Competing Product exists in such country.

(ii)	[***] of Net Sales on MHC Class II Products, provided, however, that this rate shall be reduced to [***] on a country-by-country basis, if a Competing Product exists in such country.

(iii)	[***] of Net Sales on Know-How Products.

(b)	Licensee will pay to Licensor a percentage of Net Proceeds as follows:

(i)	[***] of Net Proceeds derived from agreements entered into before an Investigational New Drug application (IND) or foreign equivalent is filed;

(ii)	[***] of Net Proceeds derived from agreements entered into after an IND or foreign equivalent is filed but prior to the initiation of a Phase II clinical trial or it foreign equivalent; and

(iii)	[***] of Net Proceeds derived from agreements entered into after initiation of a Phase II clinical trial or its foreign equivalent.

(c)	Licensee will pay to Licensor a percentage of Sublicensee Net Sales as follows:

(i)	The greater of [***] of the royalty received by Licensee from a Sublicensee based on the sale of a Sublicensee Product or [***] of Sublicensee Net Sales for such Sublicensee Product, derived from agreements entered into before an IND is filed;

(ii)	The greater of [***] of the royalty received by Licensee from a Sublicensee based on the sale of a Sublicensee Product or [***] of Sublicensee Net Sales for such Sublicensee Product, derived from agreements entered into after an IND but prior to Phase II; and

(iii)	The greater of [***] of the royalty received by Licensee from a Sublicensee based on the sale of a Sublicensee Product or [***] of Sublicensee Net Sales for such Sublicensee Product, derived from agreements entered into after initiation of a Phase II clinical trial.

6.02	Licensee has made or shall make the following license signing and license maintenance payments to Licensor:

(a)	Licensee has paid Licensor a total of [***] as a license signing fee which payment is non-refundable and not creditable against any other payment due to Licensor pursuant to this Agreement.

(b)	On the second anniversary of the Original Effective Date, Licensee paid to Licensor Twenty-Five Thousand Dollars (US$25,000) as a license maintenance fee. This fee is non-refundable but is creditable against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following this anniversary.

(c)	On the third and fourth anniversaries of the Original Effective Date, Licensee will pay to Licensor Fifty Thousand Dollars (US$50,000) as a license maintenance fee. Each such fee is non-refundable but is creditable against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following each such anniversary.

(d)	On the fifth and sixth anniversary of the Original Effective Date, Licensee will pay to Licensor Seventy-Five Thousand Dollars (US$75,000) as a license maintenance fee. Each such fee is non-refundable but is creditable against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following each such anniversary.

(e)	On the seventh anniversary of the Original Effective Date and every anniversary of the Original Effective Date thereafter, Licensee will pay to Licensor One Hundred Thousand Dollars (US$100,000) as a license maintenance fee. Each such fee is non-refundable but is creditable against actual payments due to Licensor pursuant to Section 6.01 during the twelve (12) month period following each such anniversary.

6.03	Licensee shall make the following milestone payments to Licensor for Licensed Products:

(a)	Upon approval of the first Investigational New Drug (IND) application (or its foreign equivalent) by, on behalf of or for the benefit of Licensee or an Affiliate, for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***];

(b)	Upon approval of the first Investigational New Drug (IND) application (or its foreign equivalent) by, on behalf of or for the benefit of Licensee or an Affiliate, for a new indication for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***];

(c)	Upon the initiation by, on behalf of or for the benefit of Licensee or an Affiliate, of the first Phase II clinical trial (or its foreign equivalent) for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***];

(d)	Upon the initiation by, on behalf of or for the benefit of Licensee or an Affiliate, of the first Phase II clinical trial (or its foreign equivalent) for a new indication for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***];

(e)	Upon the initiation by, on behalf of or for the benefit of Licensee or an Affiliate, of the first Phase Ill clinical trial (or its foreign equivalent) for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***]; and

(f)	Upon the initiation by, on behalf of or for the benefit of Licensee or an Affiliate, of the first Phase III clinical trial (or its foreign equivalent) for a new indication for a Licensed Product anywhere in the world, Licensee shall pay to Licensor a fee of [***];

(g)	Upon first commercial sale by, on behalf of or for the benefit of Licensee or an Affiliate of a Licensed Product anywhere in the world, Licensee shall pay to Licensor [***].

(h)	Upon first commercial sale by, on behalf of or for the benefit of Licensee or an Affiliate of a Licensed Product having a new indication anywhere in the world, Licensee shall pay to Licensor [***].

(i)	When the cumulative sales of Licensed Products from a sublicensing agreement reach [***], Licensee shall pay to Licensor Five Million Dollars (US$5,000,000).

(j)	Licensee shall pay to Licensor a one-time success-based milestone of (i) [***] when the cumulative sales of Licensed Products and/or MHC Class II Products developed in whole or in part with Contract Research received prior to the [***] of the Restated Agreement Effective Date, reach [***] (“the LP/MHC Milestone”) or (ii) [***] when the cumulative sales of Know-How Products developed in whole or in part with Contract Research received prior to the [***] of the Restated Agreement Effective Date, reach [***] (“the KH Milestone”), whichever occurs first. If Licensee pays the KH Milestone first, and then the LP/MHC Milestone is achieved thereafter, then Licensee shall pay Licensor an additional [***].

Payments made pursuant to Sections (a) through (j) are non-refundable and not creditable against any other payment due to Licensor.

6.04	Only one royalty will be payable on Net Sales by Licensee and Affiliates on a Licensed Product or MHC Class II Product under Section 6.01, regardless of the number of Valid Claims in Agreement Patents which cover such Licensed Product or MHC Class II Product. If Licensee or any Affiliate is required, because of the patent rights of any third party or parties, to pay royalties to a third party or parties in order to make, use or sell a specific Licensed Product or MHC Class II Product, then Licensee may deduct [***] of all such royalties paid to such third party or parties from up to [***] of the royalty due to Licensor on such specific Licensed Product or MHC Class II Product pursuant to Section 6.01. In no event will the royalty payable to Licensor on any Licensed Product or MHC Class II Product be reduced below [***] pursuant to this Section 6.04 and/or Section 6.01. The royalty stacking provision of this Section 6.04 does not apply to Know-How Products.

6.05	Immediately prior to the consummation of a Liquidity Event, Licensee shall issue to Licensor shares of Licensee’s Common Stock (the “Shares”) such that, following the issuance of the Shares, Licensor will own:

(a)	if the Liquidity Event is consummated before achievement of the Funding Threshold, a number of shares of Licensee’s Common Stock equal to [***] of Licensee’s capital stock following such issuance calculated on a Fully Diluted, as Converted Basis, and

(b)	if the Liquidity Event is consummated after achievement of the Funding Threshold, a number of shares of Licensee’s Common Stock equal to [***] of Licensee’s capital stock following such issuance calculated on a Fully Diluted, as Converted Basis as of the date and time such Funding Threshold was met (subject to adjustment for any stock dividends, stock splits, reverse splits or similar recapitalizations occurring thereafter).

If the Liquidity Event is a Going Public Event, Licensee will use its best efforts to (i) file a registration statement covering the resale of the Shares as soon as practicable but no later than one hundred eighty (180) calendar days from the date of the Liquidity Event and (ii) cause such registration statement to be declared effective within 120 calendar days from the date of issuance.

6.06	Licensor hereby agrees that, (a) to the extent requested by Licensee and any managing underwriter retained by Licensee, Licensor will not directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), during the period of duration (not to exceed twelve (12) months) specified by Licensee and Licensee’s managing underwriter following the effective date of the registration statement of Licensee filed under the Securities Act with respect to Licensee’s initial public offering, any securities of Licensee held by Licensor at any time during such period except Common Stock included in such registration and (b) if requested by such underwriter, Licensor agrees to execute a lock-up agreement in such form as the managing underwriter may reasonably propose; provided that, in each case Licensor’s obligations under this subsection are conditioned upon all of Licensee’s other founders being subject to identical obligations. Furthermore, in the event that the Shares are registered under Section 5 of the Securities Act, or become eligible for sale without registration under SEC Rule 144, Licensor agrees to abide by the volume limitations applicable to an “affiliate” under SEC Rule 144, unless the Licensee or the Licensee's managing underwriter agrees otherwise. Notwithstanding the foregoing, the registration rights provided for in this Section 6.05 shall terminate on the date that the Shares may be sold without registration under SEC Rule 144.Licensee’s failure to pay full royalties or make complete payments under Sections 6.01, 6.02 or 6.03 or to comply with its obligations under Section 6.05 shall be a breach of this Agreement if not cured within forty-five (45) days of Licensee’s receipt of written notice of such failure.

7.	Payment Reports and Records

7.01	All payments required to be made by Licensee to Licensor pursuant to this Agreement shall be made to Licensor in U.S. Dollars by wire transfer or by check payable to Licensor and sent to Licensor’s address set out in Section 13.01.

7.02	All payments required to be made by Licensee to Licensor pursuant to this Agreement shall be subject to a charge of One and One-Half Percent (1.5%) per month or Two Hundred and Fifty Dollars (US$250), whichever is greater, if more than 30 days late. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate quoted by the Wall Street Journal, averaged on the last business day of each of the three (3) consecutive calendar months constituting the calendar quarter in which the payment was earned. Licensee will bear any loss of exchange or value and pay any expenses incurred in the transfer or conversion to U.S. dollars.

7.03	Payments due from Licensee to Licensor pursuant to Section 6.01 will be paid within thirty (30) days after the end of each calendar year quarter during which the payment accrued. If no payments pursuant to Section 6.01 are due for any quarter, Licensee shall send to Licensor a statement to that effect signed by an officer of Licensee. Payment shall be accompanied by a statement of the number of Licensed Products, Know-How Products, MHC Class II Products and Combination Products sold by Licensee, Affiliates and Sublicensees in each country, total billings for such Licensed Products, Know-How Products, MHC Class II Products and Combination Products, the values of A and B used to calculate the Net Sales and Sublicensee Net Sales of Combination Products, deductions applicable to determine the Net Sales and Sublicensee Net Sales thereof, the amount of Net Sales and Sublicensee Net Sales realized by Licensee and Affiliates and Sublicensees, the amount of Net Proceeds realized by Licensee, the amount of any deduction and a detailed listing thereof, and the total payment due from Licensee to Licensor (the "Royalty Report"). Such Royalty Report shall be signed by an officer of Licensee.

7.04	Licensee and Affiliates shall maintain complete and accurate books of account and records showing Net Sales, Sublicensee Net Sales and Net Proceeds. Such books and records of Licensee and Affiliates shall be open to inspection, in confidence, during usual business hours, upon at least ten (10) business days prior notice to Licensee, by an independent certified public accountant appointed by Licensor on behalf of Licensor, who has entered into a written agreement of confidentiality with Licensor which is no less protective of Licensee’s Confidential Information than the provisions of Section 5.03 hereof and to whom Licensee has no reasonable objection, for five (5) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to Licensor by Licensee pursuant to this Agreement. Licensee will use commercially reasonable efforts to require any Sublicensees hereunder to maintain such books and allow such inspection by licensee and shall, on request, disclose such information, if available to Licensee, to Licensor as part of such inspection. Inspection shall be at Licensor’s sole expense and reasonably limited to those matters related to Licensee’s payment obligations under this Agreement and shall take place not more than once per calendar year. Any underpayment revealed by any inspection, plus interest on the underpayment amount at the rate of One and One-Half Percent (1.5%) per month or Two Hundred Fifty Dollars (US$250), whichever is greater, shall be promptly paid by Licensee to Licensor. Further, if any inspection reveals an underpayment to Licensor of Ten Percent (10%) or greater, then the cost of the inspection shall be paid by Licensee.

8.	Infringement

8.01	Licensee shall have the right, in its sole discretion and its expense, to initiate legal proceedings on its behalf or in Licenser’s name, if necessary, against any infringer, or potential infringer, of an Agreement Patent who imports, makes, uses, sells or offers to sell products in the Field. Licensee shall notify Licensor of its intention to initiate such proceedings at least thirty (30) days prior to commencement thereof. Any settlement or recovery received from any such proceeding shall be divided [***] to Licensee and [***] to Licensor after Licensee deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding. If Licensee decides not to initiate legal proceedings against any such infringer, Licensee shall notify Licensor in writing of such decision, then Licensor shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding initiated by Licensor shall be divided [***] to Licensor and [***] to Licensee after Licensor deducts from any such settlement or recovery its actual counsel fees and out-of-pocket expenses relating to any such legal proceeding.

8.02	In the event that either party initiates or carries on legal proceedings to enforce any Agreement Patent against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested at the expense of the party requesting such assistance. Further, the other party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding, However, if Licensee initiates legal proceedings in Licensor's name, Licensee shall reimburse Licensor for any reasonable out of pocket counsel fees of Licensor associated with the legal proceedings. The party who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings provided, however, that such party shall consult with the other party to this Agreement prior to entering into any settlement thereof.

9.	Prohibition on Use of Names: No Publicity

9.01	Neither party to this Agreement shall use the name of the other party without the other party's prior written consent, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event the party intending to make such announcement will promptly inform the other party, prior to any such required use. Neither party to this Agreement will make any public announcement regarding the existence of this Agreement and/or the collaboration hereunder without obtaining the prior written consent of the other party, except if such announcement is required by law, regulation, federal securities law or judicial order, in which event the party intending to make such announcement will promptly inform the other party prior to any such required announcement.

10.	Term and Termination

10.01	Unless terminated earlier under other provisions hereof, this Agreement will expire upon the expiration of Licensee's last obligation to pay royalties on Net Sales and/or Net Proceeds and/or Sublicensee Net Sales to Licensor pursuant to Section 6.01. Royalties on Net Sales for Know-How Products shall be due for the longer of fifteen (15) years from first sale of such product in each country or for the duration of any market exclusivity period granted by a regulatory agency for such product. Royalties on Sublicensee Net Sales for Know-How Products shall be due for the longer of ten (10) years from first sale of such product in each country or for so long as the Sublicensee agrees to pay such royalties. Upon termination or expiration of this Agreement for any reason, Section 1, 5, 6.05, 7, 8, 9, 10.07 through 10.09, 11, 12.01 through 12.10, 12.13, 12.16 and 13 shall survive and all payment obligations under Sections 3 and 6.01-6.04 hereof accrued as of the termination date shall be paid by Licensee within thirty (30) days of such termination or expiration.

10.02	Licensee may terminate this Agreement and the licenses granted hereunder by giving notice to Licensor sixty (60) days prior to such termination. Upon such termination, Licensee shall not use Agreement Patents or Know-How for any purpose and all of Licensee's rights in Agreement Patents and Know-How shall be terminated.

10.03	If either Licensor or Licensee defaults on or breaches any condition of this Agreement, the aggrieved party may serve notice upon the other party of the alleged default or breach, which notice shall state with particularity the alleged breach. If such default or breach is not remedied within sixty (60) days from the date of such notice and the alleged breaching party has not requested the alternative dispute resolution procedure set forth below, then the aggrieved party may at its election terminate this Agreement by providing fifteen (15) days written notice. Any failure to terminate hereunder shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches. Licensee's damages for any breach of this Agreement by Licensor will be limited to the amount paid by Licensee to Licensor under this Agreement and a reduction or suspension of the payment obligations of Licensee hereunder Upon termination of this Agreement by Licensor pursuant to this Section 10.03, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents or Know-How for any purpose and all of Licensee's rights in Agreement Patents and Know-How shall be terminated.

In the event that, within thirty (30) days from the date of a notice of breach, the alleged breaching party (1) disputes in good faith the alleged breach, (ii) provides a detailed explanation of why it believes the alleged breach has not occurred, and (iii) requests alternative dispute resolution, then the party representatives, e.g., CEO of Cue and Director, Office of Biotechnology, with authority to settle the dispute shall meet within thirty (30) days at a mutually agreeable time and place and attempt in good faith to amicably resolve the dispute. If the parties fail to resolve the dispute through such meeting, then the aggrieved party may at its election terminate this Agreement by providing fifteen (15) days written notice.

10.04	This Agreement sets forth a license to intellectual property rights. To the extent permitted by applicable law (including, but not limited to, 11 U.S.C. Section 365) either party may terminate this Agreement immediately by written notice to the other upon (i) the institution by such party of insolvency, receivership or bankruptcy proceedings or any other act of bankruptcy or proceedings for the settlement of its debts; (ii) the institution of such proceedings against such party, which is not dismissed or otherwise resolved in its favor within ninety (90) days thereafter; or (iii) such party making a general assignment for the benefit of creditors.

10.05	If Licensee is convicted of a felony under the Federal Food, Drug and Cosmetic Act, as amended from time to time, relating to the manufacture, use or sale of Licensed Products, Know-How Products and/or MHC Class II Products or a felony involving moral turpitude relating to the manufacture, use or sale of Licensed Products, Know-How Products and/or MHC Class II Products, Licensor may, at its election, terminate this Agreement by notice to Licensee. Upon termination of this Agreement by Licensor pursuant to this Section 10.05, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents or Know-How for any purpose and all of Licensee’s rights in Agreement Patents shall be terminated, provided that Licensee shall have the right to sell off existing inventory of Licensed Products, Know-How Products and MHC Class II Products for up to sixty (60) days following such termination.

10.06	Notwithstanding the provisions of Section 10.03 hereof, should Licensee fail to pay Licensor any sum due and payable under this Agreement on thirty (30) days written notice, Licensor may, at its election, terminate this Agreement, unless Licensee pays Licensor within forty-five (45) days of notice of non-payment all delinquent sums together with interest due and unpaid. Upon termination of this Agreement by Licensor pursuant to this Section 10.06, the licenses granted by Licensor to Licensee shall terminate and Licensee shall not use Agreement Patents or Know-How for any purpose and all of Licensee’s rights in Agreement Patents and Know-How shall be terminated.

10.07	Termination of this Agreement by Licensee or Licensor shall not prejudice the rights of either party accruing herein. Notwithstanding any provision herein to the contrary, no termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is not in material breach of its sublicense agreement with Licensee, and (ii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

10.08	If Licensee terminates this Agreement pursuant to Section 10.02, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06 of this Agreement, and if no sublicenses granted pursuant to Section 4.01 are in effect at the time of such termination, then Licensee shall, upon such termination, grant a royalty-free, non-exclusive license to Licensor in and to any Dependent Patents and Dependent Know-How (as defined below) developed by or for Licensee or Affiliates during the term of this Agreement for no additional consideration, and shall, within thirty (30) days of termination, provide copies of all documents and other materials embodying Dependent Know-How to Licensor. As used in this Section 10.08, the term "Dependent Patents" means any U.S. or foreign patent application or patent which claims an invention the practice of which would infringe a claim of a patent or patent application of the Agreement Patents or the practice of which results in a product covered by a claim of a patent or patent application of Agreement Patents. "Dependent Know-How" means confidential information, including clinical trial information, the practical application of which would infringe a claim of a patent or patent application of Agreement Patents, or which results in a product covered by a claim of a patent or patent application of Agreement Patents. Licensee agrees to take all actions and execute any and all documents reasonably requested by Licensor to effectuate the terms of this Section 10.08. During the time period between notice of termination and the effective date of termination, Licensee will take whatever actions are necessary to prevent any Dependent Patent from becoming abandoned or canceled. If Licensee terminates this Agreement pursuant to Section 10.02, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06 of this Agreement, and if no sublicenses granted pursuant to Section 4.01 are in effect at the time of such termination, then Licensee shall also grant Licensor (and/or Licensor's designee) a right of reference with respect to any investigation performed by or on behalf of Licensee in connection with the Agreement - i.e., the authority to rely upon and otherwise use said investigation for the purpose of obtaining FDA approval of an application for marketing clearance and/or approval, including without limitation, the ability to make available the underlying raw data from the investigation for FDA audit, if necessary. In the event that one or more sublicenses granted pursuant to Section 4,01 are in effect at the time of such termination, then Licensor shall receive no rights in and to any such Dependent Patents and Dependent Know-How, right of reference, or any other property of Licensee for as long as any direct license(s) between Licensor and such sublicensee(s) provided in Section 10.07 remain in effect. If Licensee terminates this Agreement pursuant to Section 10.02, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06 of this Agreement, and sublicenses granted pursuant to Section 4.01 are in effect at the time of such termination, then the provisions of this paragraph shall be stayed for the duration of the sublicenses, provided however, that such sublicensees have licenses under Dependent Patents and Dependent Know-How from Licensee.

10.09	If Licensee terminates this Agreement pursuant to Section 10.02 or 10.03, or if Licensor terminates this Agreement pursuant to Sections 10.03, 10.04, 10.05 or 10.06 of this Agreement, Licensee shall submit a final Royalty Report to Licensor and any payments and patent costs due to Licensor hereunder as of the date of termination shall be payable within thirty (30) days of the date of termination. In addition, within ten (10) days of notice of such termination, Licensee shall provide Licensor with a report showing the status of all Dependent Patents, including, without limitation, a list of all countries where Dependent Patents have been filed and a list of all actions which must be taken with respect to the Dependent Patents and relevant due dates.

11.	Amendment and Assignment

11.01	This Agreement sets forth the entire understanding between the parties pertaining to the subject matter hereof and supersedes and replaces all prior agreements between the parties, including, without limitation, the Original License.

11.02	Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified, except by an instrument in writing signed by all parties.

11.03	Without the prior written approval of the other party, which approval shall not be unreasonably withheld, no party may assign this Agreement except that this Agreement may be assigned to an entity acquiring substantially all of such party’s business to which this Agreement relates, or in the event of a merger, consolidation, change in control or similar transaction of such party. Any attempted assignment in contravention of this Section 11.03 shall be null and void.

12.	Miscellaneous Provisions

12.01	This Agreement shall be construed and the rights of the parties governed in accordance with the laws of the State of New York, excluding its law of conflict of laws. Any dispute or issue arising hereunder, including any alleged breach by any party, shall be heard, determined and resolved by an action commenced first in federal courts in New York, New York, which the parties hereby agree shall have proper jurisdiction and venue over the issues and the parties or in the state courts in New York, New York, only if the federal courts do not have subject matter jurisdiction. Licensor and Licensee hereby agree to submit to the jurisdiction of the state or federal courts in New York and waive the right to make any objection based on jurisdiction or venue. The New York courts shall have the right to grant all relief to which Licensor and Licensee are or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate.

12.02	This Agreement has been prepared jointly.

12.03	If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.04	Licensee agrees to indemnify Licensor and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (Licensor and each such person being the "Indemnified Parties") for the cost of defense and for damages awarded and losses and liabilities incurred, if any, as a result of any third party claims, liabilities, suits or judgments based on or arising out of the research, development, marketing, manufacture, sale and/or provision of Licensed Products, Know-How Products and/or MHC Class II Products by Licensee, Affiliates and Sublicensees, and/or the licenses granted under this Agreement, or otherwise related to the conduct of Licensee’s, Affiliates’ or Sublicensees’ business, so long as such claims, liabilities, suits, or judgments are not solely attributable to grossly negligent or intentionally wrongful acts or omissions by the Indemnified Parties. This indemnity is conditioned upon Licensor’s obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after Licensor or the Indemnified Party has received notice of said claim or lawsuit, (ii) assist Licensee and its representatives, at Licensee’s expense, in the investigation and defense of any lawsuit and/or claim for which indemnification is provided, and (iii) permit Licensee to control the defense of such claim or lawsuit for which indemnification is provided.

12.05	Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by Licensor that anything made or used by Licensee under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; or

(b)	Granting by implication, estoppel, or otherwise any license, right or interest other than as expressly set forth herein.

12.06	Except as expressly set forth in this Agreement, the parties MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT. IN ADDITION, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.07	Licensor and Licensee represent and warrant that, to the best of their knowledge, as of the Original Effective Date:

(a)	they have the legal right and authority to enter into this Agreement and to perform all of their obligations hereunder;

(b)	when executed by all parties, this Agreement will constitute a valid and legally binding obligation and shall be enforceable in accordance with its terms; and

(c)	there are no existing or threatened actions, suits or claims pending or threatened against it that may affect the performance of its obligations under the Agreement.

12.08	Licensor represents and warrants that:

(a)	Licensor owns all right, title and interest in, to and under the Agreement Patents by virtue of assignment from the Investigators;

(b)	Licensor has the legal power and authority to extend the rights granted to Licensee in this Agreement;

(c)	Subject to the rights, if any, of the U.S. government, Licensor has not conveyed or transferred any intellectual property rights under the Agreement Patents to any person other than Licensee.

(d)	to the best of Licensor’s knowledge, as of the Original Effective Date, subject to any rights of the government as discussed in Section 2.01, the Agreement Patents are free and clear of all liens and encumbrances; and

(e)	other than U.S. Patent Application No. 13/085,081, as of the Original Effective Date, Licensor’s Investigator, Steven C. Almo is not listed as an inventor on any patents or patent applications or “invention disclosures” by Mr. Almo made to Licensor relevant to the subject matter disclosed and claimed in the Agreement Patents.

12.09	Licensee represents and warrants that it has not relied on any information provided by Licensor, Licensor’s current or former employees or the Investigators and has conducted its own due diligence investigation to its satisfaction prior to entering into this Agreement.

12.10	Licensee represents and warrants that before Licensee, or an Affiliate or a Sublicensee makes any sales of Licensed Products, Know-How Products and/or MHC Class II Products or performs or causes any third party to perform any clinical trials or tests in human subjects involving Licensed Products, Know-How Products and/or MHC Class II Products, Licensee or Affiliates or Sublicensees will acquire and maintain in each country in which Licensee or Affiliates or Sublicensees shall test or sell Licensed Products, Know-How Products and/or MHC Class II Products, appropriate insurance coverage reasonably acceptable to Licensor, but providing coverage in respect of Licensed Products, Know-How Products and MHC Class II Products in an amount no less than [***] per claim and [***] in the aggregate for all claims. Licensee or Affiliates will not perform, or cause any third party to perform, any clinical trials or any tests in human subjects involving Licensed Products, Know-How Products and/or MHC Class II Products unless and until it obtains all required regulatory approvals with respect to Licensed Products, Know-How Products and/or MHC Class II Products in the applicable countries. Prior to instituting any clinical trials or any tests in human subjects, or sale of any Licensed Product, Know-How Product and/or WIC Class II Product, Licensee shall provide evidence of such insurance to Licensor. If Licensor determines that such insurance is not reasonably appropriate, it shall so advise Licensee and Licensee shall delay such trials, tests or sales until the parties mutually agree that reasonably appropriate coverage is in place. Licensor shall be listed as an additional insured in Licensee’s insurance policies. If such insurance is underwritten on a ‘claims made’ basis, Licensee agrees that any change in underwriters during the term of this Agreement will require the purchase of 'prior acts' coverage to ensure that coverage will be continuous throughout the term of this Agreement.

(a)	The minimum amounts of insurance coverage required under this Section shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Section 12.04 of this Agreement.

(b)	Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, Licensor shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

(c)	Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (I) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Licensee or by a Sublicensee, Affiliate, optionee or agent of Licensee and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

12.11	Licensee shall exercise its rights and perform its obligations hereunder in compliance with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or Affiliates or Sublicensees, and that it will defend and hold Licensor harmless in the event of any legal action of any nature occasioned by such violation.

12.12	Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products, Know-How Products and MHC Class II Products prior to marketing or selling any such Licensed Products, Know-How Products and/or MHC Class II Products and (ii) to utilize legally appropriate patent marking on such Licensed Products. Licensee agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

12.13	Licensee agrees that any Licensed Products for use or sale in the United States will be manufactured substantially in the United States.

12.14	Any tax required to be withheld under the laws of any jurisdiction on royalties payable to Licensor by Licensee under this Agreement will be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable Licensor to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Licensee to Licensor will be an expense of and be borne solely by Licensor, and Licensee’s royalty payment(s) to Licensor following the withholding of the tax will be decreased by the amount of such tax withholding. Licensee will cooperate with Licensor in the event Licensor elects to assert, at its own expense, exemption from any tax.

12.15	Licensee, by itself or through an Affiliate or Sublicensee, will meet all of the following due diligence requirements:

(a)	Provide a research and development plan within forty-five (45) days of signing and update the research and development plan annually. Each update shall include not only a research and development plan for the upcoming twelve (12) months, but also, a summary of the activity for the past twelve months, including (i) all research and development; (ii) all fundraising efforts and the results of those efforts; and (iii) all diligence requirements and milestones achieved; and;

(b)	Submit an investigational new drug application to the FDA for a Licensed Product within [***] of the Original Effective Date; and

(c)	Initiate an FDA approved Phase I clinical trial for a Licensed Product within [***] of the Original Effective Date; and

(d)	Initiate an FDA approved Phase II clinical trial for a Licensed Product within [***] of the Original Effective Date; and

(e)	Initiate an FDA approved Phase Ill clinical trial for a Licensed Product within [***] of the Original Effective Date.

(f)	Submit an application for FDA approval to market and sell a Licensed Product within [***] of the Original Effective Date;

(g)	Have a first commercial sale of a Licensed Product within [***] of the Original Effective Date.

(h)	Spend a minimum of Two Hundred and Fifty Thousand Dollars (US$250,000) per year on product development until the first commercial sale of the first Licensed Product.

12.16	Licensee shall have raised the following aggregate amounts in cash from the sale of its capital stock and Convertible Securities on or before the dates set forth below.

(a)	[***] by the first anniversary of the Original Effective Date;

(b)	[***] by the third anniversary of the Original Effective Date; and

(c)	[***] by the fifth anniversary of the Original Effective Date.

12.17	If any one of the due diligence requirements in Section 12.15 and/or 12.16 is not met, Licensor shall have the right to terminate pursuant to Section 10.03 and all rights will revert to Licensor, after providing Licensee with written notice of failure to meet such requirements and thirty (30) days from the date of such written notice to cure such failure. Notwithstanding the foregoing, in the event that Licensee provides Licensor with prior written notice that Licensee, despite its best efforts, is unable to fulfill the due diligence requirement for Section 12.16(d), (e), (f), (g) and/or (h), the deadline for fulfilling such requirement shall be extended by [***]. No further extensions shall be granted for such diligence requirement without Einstein’s prior written consent. In the event Licensee is unable to fulfill a due diligence requirement for Section 12.16(d), (e), (f), (g) or (h) after an extension has been granted, Licensor shall have the right to terminate pursuant to Section 10.03 and all rights will revert to Licensor, after providing Licensee with written notice of failure to meet such requirements and thirty (30) days from the date of such written notice to cure such failure.

12.18	In the event Licensee (or any entity acting under Licensee’s control or on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of a claim of an Agreement Patent in any court, administrative agency or other forum other than as a defense to an action initiated by the Licensor (“Challenge”), the royalty rates set forth in Section 6.01 and the license maintenance fees set forth in Section 6.02 shall increase by [***] during the pendency of such Challenge. Should the outcome of such Challenge determine that any challenged claim of an Agreement Patent is valid, Licensee (i) shall thereafter, and for the remaining term of this Agreement, continue to pay the royalty rate set forth in Section 6.01 and the license maintenance fees set forth in Section 6.02 increased by [***]; and (ii) agrees to pay all costs and expenses (including actual outside attorneys' fees) incurred by Licensor in connection with defending the Challenge. Should the outcome of such Challenge determine that the challenged claim or claims of an Agreement Patent are invalid, Licensor shall be responsible for paying its own costs and expenses in connection with defending the Challenge and this Agreement shall not be construed otherwise to create a Valid Claim by contract.

12.19	Licensee will promptly notify Licensor in writing if Licensee or any Sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office)

12.20	This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable party.

12.21	Neither party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to causes beyond its reasonable control, including but not limited to acts of god, war, strikes or labor disputes, embargoes, action or inaction of a government agency or any other force majeure event.

13.	Notices

13.01	Any correspondence, document, notice or report required or permitted hereunder shall be given in writing, and shall be deemed to have been properly given and effective upon delivery, by registered or certified mail, return receipt requested, or by facsimile with proof of receipt and a confirmation copy sent by overnight courier, or by email with proof of receipt and a confirmation copy sent by overnight courier, or by overnight courier to the following addresses or to such other address that a party may give by written notice to all parties:

To Licensee:

Cue Biopharma Inc.

c/o MDB Capital Group LLC

401 Wilshire Blvd, Suite 1020

Santa Monica, CA 90401

with copies to:

Scott E. Bartel, Esq.

Locke Lord LLP

500 Capitol Mall, Suite 1800

Sacramento, CA 95814

sbartel@lockelord.com

To Licensor:

Albert Einstein College of Medicine, Inc.

1300 Morris Park Avenue

Bronx, New York 10461

Attention: Office of Biotechnology

John.Harb@einstein.yu.edu

with copies to:

Kenneth P. George, Esq.

Amster, Rothstein & Ebenstein LLP

90 Park Avenue

New York, NY 10016

kgeorge@arelaw.com

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the day and year first above written.

ALBERT EINSTEIN COLLEGE OF MEDICINE, INC.
WITNESS
/s/ John L. Harb
Name: John L. Harb
Title Assistant Dean

Date:	Date:	July 31, 2017

CUE BIOPHARMA INC.
WITNESS
/s/ Daniel R. Passeri
Name Daniel R. Passeri
Title President & CEO

Date:	Date:	July 31, 2017

AGREED TO AND ACCEPTED BY:

/s/ Steven C. Almo

Date:	July 31, 2017

APPENDIX A - Agreement Patents

(1)         "Methods for high throughput receptor-ligand identification," Application No. PCT/US13/73275 (Einstein Invention Disclosure No. D-972; ARE Client Matter No. 96700/2061; Inventors: Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich, Sarah C. Garrett-Thomson and James D. Love) (Assignee: Einstein) filed nationally in the United States, Australia, Brazil, Canada, China, EPO, Hong Kong, Israel, India, Japan, South Korea and Singapore;

(2)         "Cellular platform for rapid and comprehensive T-cell immunomonitoring," Application No. 61/929,651 (Einstein Invention Disclosure No. D-1046; ARE Client Matter No. 96700/2095; Inventors: Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich and Rodolfo J. Chaparro) (Assignee: Einstein);

(3)         "SYNTAC Fc fusion constructs and uses thereof," Application No. 62/013,715 (Einstein Invention Disclosure No. D-1073; ARE Client Matter No. 96700/2138; Inventors: Steven C. Alma, Ronald D. Seidel, Rodolfo J. Chaparro, Brandan S. Hillerich and Scott J. Garforth) (Assignee: Einstein); and

(4)         "VARIANT PD-L1 POLYPEPTIDES, T-CELL MODULATORY MULTIMERIC POLYPEPTIDES, AND METHODS OF USE THEREOF" (Application No. 62/338,128); (Case No. C-00001209; ARE Client Matter No. 96700/2347; Inventors: Steven C. Almo, Sarah C. Garrett-Thomson and Ronald D. Seidel (Assignee: Einstein).

(5)         "Methods for high throughput receptor-ligand identification," Application No. 61/735,791, (Einstein Invention Disclosure No. D-972; ARE Client Matter No. 96700/1928; Inventors: Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich, Sarah C. Garrett-Thomson and James D. Love) (Assignee: Einstein);

(6)         "Methods for high throughput receptor-ligand identification," Application No. 61/833,588, (Einstein Invention Disclosure No. D-972; ARE Client Matter No. 96700/1961; Inventors: Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich, Sarah C. Garrett-Thomson and James D. Love) (Assignee: Einstein);

(7)         "Cellular platform for rapid and comprehensive T-cell immunomonitoring," Application No. PCT/US15/012160 (Einstein Invention Disclosure No. D-1046; ARE Client Matter No. 96700/2199; Inventors: Steven C. Almo, Ronald D. Seidel, Brandan S. Hillerich and Rodolfo J. Chaparro) (Assignee: Einstein) filed nationally in the United States, Australia, Brazil, Canada, China, EPO, Israel, India, Japan, South Korea and Singapore;

(8)         "SYNTAC Fc fusion constructs and uses thereof," Application No. PCT/US15/035777 (Einstein Invention Disclosure No. D-1073; ARE Client Matter No. 96700/2236; Inventors: Steven C. Almo, Ronald D. Seidel, Rodolfo J. Chaparro, Brandan S. Hillerich and Scott J. Garforth) (Assignee: Einstein) filed nationally in the United States, Australia, Brazil, Canada, China, EPO, Taiwan, Israel, India, Japan, South Korea and Singapore;

(9)         "VARIANT PD-LI POLYPEPTIDES, T-CELL MODULATORY MULTIMERIC POLYPEPTIDES, AND METHODS OF USE THEREOF," Application No. PCT/US2017/33042; (Einstein Invention Disclosure No. unknown; ARE Client Matter No. 96700/2508; Inventors: Steven C. Almo, Sarah C. Garrett-Thomson and Ronald D. Seidel) (Assignee: Einstein).